ASSET PURCHASE AGREEMENT

BY AND AMONG
A Clean Environment Company, Inc.
Perma-Fix Environmental Services, Inc.
and
Perma-Fix Treatment Services, Inc.

May 14, 2008

Table of Contents

ARTICLE I 1
1.1 Definitions 1
1.2 Other Defined Terms 6
ARTICLE II 7
2.1 Purchase of Assets 7
2.2 Retained Assets 8
2.3 Liabilities 9
2.4 Purchase Price 10
2.5 Adjustment to Asset Purchase Price 10
2.6 Payment of Closing Costs Related to Transfer of Real Property 11
2.7 Execution and Delivery of Documents of Title by the Company 11
ARTICLE III 12
ARTICLE IV 12
4.1 Organization and Qualification 12
4.2 Authority; No Violation 12
4.3 Absence of Certain Changes 13
4.4 Title, Sufficiency and Condition of the Purchased Assets 14
4.5 Real Estate 14
4.6 Intellectual Property 15
4.7 Contracts 15
4.8 Customers 16
4.9 Permits 16
4.10 Taxes 17
4.11 Environmental Matters 17
4.12 Employees 17
4.13 Litigation 18
4.14 Insurance 18
4.15 Brokers 18
ARTICLE V 18
5.1 Organization and Qualification 18
5.2 Authority; No Violation 18
5.3 Required Filings and Consents 19
5.4 Litigation 19
5.5 Brokers 19
ARTICLE VI 19
6.1 Covenants of the Company and Parent 19
6.2 Covenants of the Buyer 22
6.3 Covenants of the Parent, Company and Buyer 24
ARTICLE VII 25
7.1 Conditions to Obligations of Buyer 25
7.2 Conditions to Obligations of the Company and Parent 27

ARTICLE VIII 29
8.1 Termination of Agreement 29
8.2 Effect of Termination and Right to Proceed 30
ARTICLE IX 30
9.1 Survival of Representations and Warranties 30
9.2 Indemnification by Parent and the Company 31
9.3 Indemnification by the Buyer 31
9.4 Notice and Opportunity to Defend 32
9.5 Limitations on Certain Indemnification Obligations 34
ARTICLE X 34
10.1 Fees and Expenses 34
10.2 Publicity and Disclosures 34
10.3 Notices 35
10.4 Successors and Assigns 36
10.5 Counterparts; Descriptive Headings; Variations in Pronouns 36
10.6 Severability; Entire Agreement 36
10.7 Attorneys' Fees 36
10.8 Course of Dealing 36
10.9 Tax Matters 37
10.10 GOVERNING LAW 37
10.11 ARBITRATION 37
10.12 WAIVER OF JURY TRIAL 38

Exhibit A – Legal Description
Exhibit B – Bill of Sale
Exhibit C – Special Warranty Deed
Exhibit D –FIRPTA Certificate

ASSET PURCHASE AGREEMENT

WHEREAS, the Asset Purchase Agreement (the "Agreement"), dated as of May 14, 2008, by and among A Clean Environment Company, Inc., an Oklahoma corporation (the "Buyer"); Perma-Fix Environmental Services, Inc., a Delaware corporation ("Parent"); and Perma-Fix Treatment Services, Inc., a Oklahoma corporation (the "Company").

WHEREAS, the Agreement sets forth the terms and conditions upon which the Buyer will purchase from the Company, and the Company will sell to the Buyer, substantially all the assets of the Company (other than the Retained Assets, as hereinafter defined) used by Company in connection with its stabilization, fuel blending, transportation, waste oil removal and storage and disposal of hazardous and non-hazardous liquids at the Facility (the "Business"), for the consideration provided herein.

WHEREAS, the Business does not involve, and the Company's principal business is not, the sale of merchandise from stock.

In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, all capitalized words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this Article I, unless otherwise defined herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate" means (i) in the case of an individual, the members of the immediate family (including the individual's spouse and the parents, siblings and children of the individual and/or the individual's spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

"Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York City, New York, are authorized or required by law to close.

"Business Entity" means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

"CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations thereunder, and court decisions in respect thereof, all as the same shall be in effect at the time.

"Charter" means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation or limited liability company, as amended and restated through the date hereof.

"Claim" means any administrative, regulatory or judicial action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand by any person against or involving the Company.

"Code" means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

"Compliance" or words of similar meaning shall mean the substantial adherence to any and all applicable Legal Requirements.

"Consent Orders" means collectively the First Consent Order and the Second Consent Order.

"Current Assets" means the sum, as of the Closing, of the value of the Company's cash, cash equivalents, inventories, supplies, prepaid expenses, trade and other receivables and other current assets as of the Closing (excluding intercompany receivables, which are receivables owed by the Parent or its other subsidiaries to the Company which are part of the Retained Assets).

"Current Liabilities" shall mean the balance, as of the Closing, of the Company's accounts payable, accrued expenses (excluding intercompany expenses, which are expenses owing by the Company to the Parent and other subsidiaries of the Parent) and reserves for contingent and established environmental liabilities as of the Closing, but shall exclude the (i) necessary cost to plug and close the Injection Well (as defined in 2.3(g) hereof) and (ii) amount of the Company's (a) accrued compensation to its employees outstanding as of the Closing, (b) severance obligations to its employees in effect prior to the Closing becoming due as a result of the Company terminating such employee, (c) excise tax due the state of Hawaii totaling $253,351, (d) environmental accruals totaling $7,002, (e) BPALA duplicate payment totaling $7,547, (f) insurance deductible in Tucker litigation of $5,000, and (g) Chief Supply/Greenway, Haskell, Oklahoma Superfund site of $17,371.

"Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, request for information, proceeding, Lien, notice of Lien, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit,

including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, damage to the environment or alleged injury or threat of injury to human health or safety from pollution or other environmental degradation.

"Environmental Law" means any applicable federal, state and local laws, statutes, ordinances, rules, regulations as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances, relating to liability for or costs of other actual or future danger to the environment, or relating to the operation of the Business or the Facility.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required to operate the Business or the Facility under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

"ERISA Affiliate" means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Company, would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Company, is treated as a "single employer" for purposes of Section 414 of the Code.

"Facility" means the Company's treatment, storage and disposal facility located in Tulsa, Oklahoma, more fully described on Exhibit A attached hereto.

"First Consent Order" means that certain Consent Order between the Oklahoma Department of Environmental Quality Land Protection Division and Air Quality Division and the Company, Case No. 06-379, dated as of February 5, 2007, as amended.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Hazardous Materials" includes but is not limited to any and all substances biological and etiologic agents or materials (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect

under any present or future Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, chlorinated solvents; polychlorinated biphenyls, lead, lead-based paints, radon, radioactive materials, flammables and explosives, any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms, or any etiologic agents or materials, and any other substance or exposure.

"Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

"IRS" means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

"Knowledge" or words of similar meaning shall mean when referring to the Company and the Parent, the actual knowledge of any officer, director or member of management of Parent and the Company, after due inquiry and examination of the books and records of the Company (as the case may be).

"Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

"Material Adverse Effect" means any material adverse impact or effect on the Business, the Facility, the Purchased Assets, liabilities, or condition (financial or otherwise) of the Company, or the occurrence of an event, circumstance or other matter that would have such material adverse impact or effect, provided, however, that any such impact or effect less than $25,000 individually or less than $50,000 in the aggregate for all such events, circumstances or other matters shall not be considered a Material Adverse Effect.

"Net Working Capital" means the difference between the Company's Current Assets and Current Liabilities.

"ODEQ" means the Oklahoma Department of Environmental Quality.

"Off-site Contamination" means any Release of Hazardous Materials (including, without limitation, any degradation byproducts) originating from the Facility that migrates from the Facility, on, to, above, beneath, and/or under any other real property located off of the Facility which is or in the future becomes or alleged to become impacted or affected by any of the foregoing.

"Officer's Certificate" means a certificate signed in the name of a corporation, partnership, association, trust or limited liability company by its President, Chief Executive Officer, Treasurer, Chief Financial Officer, or, if so specified, the Clerk, Secretary or officer appointed to execute on behalf of the partnership, association, trust or limited liability company, acting in his or her official capacity.

"On-site Contamination" means any Release of, or the presence of, Hazardous Materials on, under, within, above or beneath the legal property boundaries of the Facility, or the Purchased Assets located on the Facility, including, but not limited to, any environmental conditions on, under, within, beneath, and/or above the Facility.

"Person" means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

"PBGC" means the Pension Benefit Guaranty Corporation, and any successor thereto.

"Predecessor" means any Person, if any, whose status or activities could give rise to a claim against Buyer or the Company as a successor in interest to such Person.

"Purchase Documents" means this Agreement, the Bill of Sale, Special Warranty Deed, and any other certificate, document, instrument, stock power, or agreement executed in connection therewith.

"Release" means any release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property other than in Compliance with all Environmental Laws and Permits.

"Second Consent Order" means that certain Consent Order between the Oklahoma Department of Environmental Quality Land Protection Division and the Company, Case No. 07-414, dated as of December 27, 2007, as amended.

"Subsidiary" means, with respect to any Person (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other equity securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such

Person and one or more Subsidiaries of such Person, directly or indirectly at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of the Company shall include the direct and indirect Subsidiaries of the Company.

"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including, without limitation, any consolidated tax returns of the Company and its Affiliates, including any schedule or attachment thereto, and including any amendment thereof.

1.2 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each term:

Term	Section
Agreed Amount	9.4(b)
Agreement	Preamble
Arbitrator	2.5(a)
Assumed Liabilities	2.3
Basket Amount	9.5(a)
Bill of Sale	2.7
Business	Preamble
Buyer	Preamble
Buyer Indemnitees	9.2
Buyer Losses	9.2
Cap	9.5(b)
Claim Notice	9.4(a)
Claimed Amount	9.4(a)
Closing	Article III
Closing Balance Sheet	2.5(a)
Closing Net Working Capital	2.5(a)
Closing Date	Article III
Company	Preamble
Company Indemnitees	9.3
Company Intellectual Property	4.6
Company Losses	9.3
Contested Amount	9.4(c)
Disclosure Schedules	Article IV
DOD	6.1(f)

DOE	6.1(f)
Hired Employee	6.2(a)
Indemnifying Party	9.4(a)
Indemnitees	9.3
Injection Well	2.3(g)
Largest Customers	4.8
Largest Suppliers	4.8
Losses	9.3
Necessary Permits	4.9(a)
Non-Solicitation Period	6.1(e)
Notice of Disagreement	2.5(a)
Outside Date	8.1(b)
Parent	Preamble
Permitted Liens	6.2(e)
Purchased Assets	2.1
Purchase Price	2.4
Response Notice	9.4(b)
Restricted Party(ies)	6.1(e)
Retained Assets	2.2
Retained Liabilities	2.3
Special Warranty Deed	2.7
Survey	6.2(e)

ARTICLE II

PURCHASE AND SALE OF ASSETS OF THE COMPANY

2.1 Purchase of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing the Company shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase, acquire and accept from Company, all of the following assets of the Company (the "Purchased Assets") used in or required for the operation of the Business (other than those assets defined as "Retained Assets," as such term is defined in Section 2.2 below). The Purchased Assets shall consist of only the following assets and properties, provided, however, that notwithstanding the following list of assets and properties, none of the Purchased Assets shall include any of the Retained Assets:

(a) all assets owned by the Company at Closing set forth on Schedules 2.1(a) attached hereto, including, without limitation: (i) all inventories (none of which is sold by the Company from stock) wherever located, including raw materials, goods consigned to vendors or subcontractors, work in process, finished goods and goods in transit; (ii) all machinery, computers, excluding environmental computer software programs, equipment, processing equipment, fixtures and furniture; (iii) all motor vehicles and (iv) the Facility;

(b) all rights and interests of the Company in and to those certain contracts for the purchase of materials, supplies and services and the sale of services, equipment leases, real estate leases, capital leases, and licenses listed under the applicable heading on Schedules 2.1(b) attached hereto to the extent same are transferable;

(c) all of the Company's books, records and other data, except minute and stock record books, journals, ledgers and books of original entry; provided, however, that Parent may retain copies of all such books and records;

(d) all of the Company's goodwill, dealer and customer contracts and lists and all other sales and marketing information, and all know-how, drawings, engineering specifications, bills of materials, and other intangible assets of the Company, except the name "Perma-Fix", the "Perma-Fix Process", and the "Perma-Fix II Process";

(e) all of Company's interest in patents, patent applications, proprietary designs, copyrights, trade names, service marks, trademarks and trademark applications, in each case together with the goodwill appurtenant thereto, all federal, state, local and foreign registrations thereof, if applicable, all common law rights thereto, and all claims or causes of action for infringement thereof; except the name "Perma-Fix", the "Perma-Fix Process" and the "Perma-Fix II Process".

(f) all permits (including, without limitation, all Environmental Permits) licenses, orders, ratings and approvals of all federal, state, local or foreign governmental or regulatory authorities or industrial bodies which are held by the Company, to the extent the same are transferable;

(g) all trade and other receivables of the Company as of the Closing; and

(h) all prepaid expenses of the Company as of the Closing; and

(j) all business records relating to each of the aforementioned items as of the Closing.

2.2 Retained Assets. The Company will retain ownership only of the following assets (collectively, the "Retained Assets"):

(a) the name "Perma-Fix";

(b) the "Perma-Fix Process" and the "Perma-Fix II Process";

(c) the Company's minute and stock record books, journals, ledgers and books of original entry;

(d) the Company's rights under this Agreement; and

(e) the Purchase Price.

2.3 Liabilities. On and after the Closing Date, the Buyer shall assume and agrees to pay, perform and discharge, when due, as additional consideration for the purchase of the Purchased Assets, the following debts, obligations and liabilities of the Company on or prior to the Closing (collectively, the "Assumed Liabilities"):

(a) all accounts payable and accrued expenses as defined by GAAP, (excluding accrued income taxes and inter-company expenses arising in the ordinary course of business), which are unpaid as of the Closing Date;

(b) all liabilities and obligations under any customer accounts/contracts set forth on Schedule 2.1(b);

(c) all of the Company's liabilities and obligations under those certain equipment leases and real estate leases set forth on Schedules 2.3(c) attached hereto, to the extent such obligations are by the terms of such contracts required to be performed and/or paid at or after the Closing;

(d) all of the Company's liabilities and obligations under or in connection with the First Consent Order;

(e) all of the liabilities and obligations for or in connection with, to correct and/or to remediate any and all On-site Contamination;

(f) all of the liabilities and obligations for or in connection with, to, correct and/or to remediate any and all Off-site Contamination occurring from or after the Closing or due to activities at the Facility from or after the Closing; and

(g) all of the Company's liabilities and obligations arising under or in connection with the Second Consent Order; except the Company shall pay the necessary cost to plug and close the operating Class I non-hazardous waste injection well located on the Facility ("Injection Well") as required under paragraph 28(c)(i) of such Second Consent Order.

Except for the Assumed Liabilities which Buyer shall assume, pay, discharge and perform, when due, the Buyer shall not assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for any of the Company's debt and obligations not listed above as Assumed Liabilities, including, without limitation, (i) any and all liabilities with respect to any federal, state or local income Taxes required to be paid by the Company in connection with the operation of the Business for any period ending prior to the Closing Date or as a result of the sale of the Purchased Assets to the Buyer pursuant to this Agreement; (ii) any and all liabilities arising as a result of the Company's termination of its insurance policies, leases, contracts and employee benefit pension and profit sharing plans prior to the Closing; (iii) all liabilities for accrued compensation due and owing by the Company to its employees as of the Closing or severance obligations of the Company to employees of the Company in effect prior to the Closing Date due or that becomes due as a result of the Company terminating its employees in connection with the transactions contemplated by this Agreement; (iv) any liabilities related to the conduct of the Business (other than Assumed Liabilities) that

arose on or prior to the Closing Date; (v) any and all liabilities of the Company arising in connection with any fines, penalties claims, or litigation with respect to the operation of the Business (including, without limitation, those matters set forth on Schedule 4.12 attached hereto) prior to the Closing Date (except fines, penalties, claims or litigation arising as a result of or in connection with Assumed Liabilities or the Buyer's failure for any reason to pay or perform the Assumed Liabilities pursuant to the terms thereof, all of which are the responsibility of, and shall be paid by, the Buyer); (vi) any and all liabilities and obligations to close and plug the Injection Well; (vii) any and all legal, brokerage and accounting fees and expenses incurred by the Company or Parent in connection with the negotiation, execution and performance by the Company and/or the Parent of this Agreement; (viii) any obligation to correct or remediate any Off-site Contamination occurring prior to the Closing, (ix) excise tax due to the state of Hawaii in an amount not to exceed $253,351, and (x) environmental accruals in an amount not to exceed $7,002 (collectively, the "Retained Liabilities"). Notwithstanding anything contained in this paragraph to the contrary, neither the Parent nor the Company shall be liable or obligated for any of the Assumed Liabilities, all of which shall be paid, discharged and performed by the Buyer, when due. The parties hereto acknowledge that the Company's obligation to the Bank of Oklahoma in the sum of $207,806 has been paid in full prior to the date of this Agreement.

2.4 Purchase Price. Subject to adjustments that may be made in accordance with Sections 2.5, the purchase price (the "Purchase Price") to be paid by the Buyer to the Parent and Company for the Purchased Assets, shall be One million five hundred three thousand four hundred three and no/100 dollars ($1,503,403.00), by wire transfer to the account of the Company and the Parent in immediately available funds as directed in writing by the Parent no less than one day prior to the Closing.

2.5 Adjustment to Asset Purchase Price.

(a) Working Capital. Within 30 days following the Closing Date, the Parent shall deliver to Buyer a balance sheet of the Company (the "Closing Balance Sheet") pursuant to this Section 2.5 setting forth the net working capital of the Company as of the Closing (the "Closing Net Working Capital"). The Closing Balance Sheet shall be determined by subtracting from the "Current Assets" the Current Liabilities" and, except as otherwise specified in this Agreement, shall be prepared in a manner consistent with past practices, but need not be audited by an independent accountant. Buyer shall cooperate with the Parent as reasonably requested in connection with the preparation of the Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties ten (10) days following the Buyer's receipt thereof, unless the Buyer shall give written notice of its disagreement (a "Notice of Disagreement") to Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Parent, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved by the Arbitrator. During the thirty (30) days following delivery of a Notice of

Disagreement, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review the Company's and its representatives' working papers relating to the Notice of Disagreement. At the end of the thirty (30)-day period referred to above, the parties shall submit to binding arbitration before an independent accountant reasonably acceptable to the parties in Tulsa, Oklahoma (the "Arbitrator") for review and resolution of all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement, and the Arbitrator shall make a final determination of the Closing Net Working Capital, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. In resolving any matters in dispute, the Arbitrator may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Parent and the Company, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Parent and the Company, on the other hand. The Arbitrator's determination will be based solely on presentations made by Buyer and Parent and the Company and in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet and the determination of the Closing Net Working Capital shall become final and binding on the parties on the date the Arbitrator delivers his final resolution in writing to the parties (which final resolution shall be delivered not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Arbitrator, in making the final determination of the Closing Net Working Capital, shall be shared equally by Buyer and the Parent and the Company.

(b) Post-Closing Adjustment. If the Closing Net Working Capital is greater than $0.00, then the Buyer shall pay to the Company such difference as an additional amount of the Purchase Price. In the event the Closing Net Working Capital is less than $0.00, then the Company shall pay to the Buyer such difference as a reduction in the Purchase Price. Any adjustment to the Purchase Price shall be made within three (3) Business Days after the Closing Balance Sheet becomes final and binding on the parties, by wire transfer to the Buyer or the Company, as the case may be, in immediately available funds of the amount of such difference.

2.6 Payment of Closing Costs Related to Transfer of Real Property. In addition, the Buyer shall pay all costs and expenses of: (a) all real property conveyance and transfer fees and taxes charged or payable to government offices in connection with the conveyance of the Real Property; and (b) all recording charges related to the conveyance of the Real Property. Purchaser shall pay all recording charges related to documents required by Purchaser's lender, if any. Any other real property closing costs not described in this Agreement shall be split equally between Purchaser and Seller.

2.7 Execution and Delivery of Documents of Title by the Company. At the Closing, the Company shall execute and deliver to the Buyer (i) a bill of sale, in substantially the form attached hereto as Exhibit B (the "Bill of Sale"), (ii) a special warranty deed as to the real property constituting a part of the Purchased Assets, in substantially the form attached hereto as Exhibit C ("Special Warranty Deed"), and (iii)

such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as the Buyer may reasonably request in order to affect the sale, conveyance, and transfer of the Purchased Assets from the Company to the Buyer. Such instruments and documents shall be sufficient to convey to the Buyer good and merchantable title in all of the Purchased Assets. The Company will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as the Buyer may reasonably request in order to more effectively sell, transfer and convey the Purchased Assets to the Buyer and to place the Buyer in position to operate and control all of the Purchased Assets.

ARTICLE III

CLOSING

The closing of the transactions described herein (the "Closing") shall take place at the offices of Conner & Winters, LLP, 1700 One Leadership Square, 211 North Robinson Avenue, Oklahoma City, Oklahoma at 10:00 a.m. on May 30, 2008, or at such other place or time as the parties hereto may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Subject to the terms and limitations contained in this Agreement, the Company and Parent, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof, that the statements contained in this Article IV with respect to the Company are true and correct, except as set forth in the Disclosure Schedules attached hereto (the "Disclosure Schedules"). The Disclosure Schedules shall be arranged by Schedules corresponding to the numbered and lettered section and paragraphs contained in this Article IV, and the disclosures in any Schedule of the Disclosure Schedules shall qualify only the corresponding section or paragraph in this Article IV; provided, however, that a disclosure in a Schedule of the Disclosure Schedules shall be deemed to have been set forth in another Schedule of the Disclosure Schedules where such disclosure set forth in such other Schedule is specifically cross-referenced.

4.1 Organization and Qualification. Each of the Company and Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted and as it is proposed to be conducted. The copies of the Company's Charter and By-Laws, as amended to date, certified by its Secretary and delivered to the Buyer's counsel prior to the Closing, are true, complete and correct.

4.2 Authority; No Violation. Each of the Company and Parent has all requisite corporate power and authority to enter into this Agreement and to carry out the

transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and Parent has been duly and validly authorized and approved by all necessary corporate action. Assuming the accuracy of the representations and warranties of Buyer, to the Company's and Parent's Knowledge, the entering into of this Agreement by each of the Company and Parent does not, and the consummation by each of the Company and Parent of the transactions contemplated hereby, including specifically the transfer of the Purchased Assets to the Buyer by the Company, will not violate the provisions of (a) subject to approval by the appropriate governmental authorities necessary to transfer the Purchased Assets and the Business to the Buyer as required by applicable Environmental Laws, any applicable federal, state, local or foreign laws, the effect of which would have a Material Adverse Effect, (b) the Company's Charter or by-laws, or (c) subject to approval of this transaction by the Company's and Parent's lender, the obtaining of consents as disclosed in the Disclosure Schedules, and approval by appropriate governmental authorities necessary to transfer the Purchased Assets and the Business to the Buyer as required by applicable Environmental Laws, any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Company or under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Company is a party or by which it is bound, or to which any property of the Company is subject, the effect of which would have a Material Adverse Effect.

4.3 Absence of Certain Changes. Except as otherwise disclosed in Schedule 4.3 attached hereto or the First Consent Order or the Second Consent Order, since March 1, 2008, there has not been:

(a) except in the ordinary course of business, any change in the business, operations, assets, liabilities, or conditions (financial or otherwise) of the Company, that, by itself or in conjunction with all other such changes, other than changes in the ordinary course of business, would have a Material Adverse Effect;

(b) any obligation or liability incurred by the Company, for an amount of more than $25,000 in each case or $50,000 in the aggregate, other than obligations and liabilities incurred in the ordinary course of business;

(c) any Lien placed on any of the Purchased Assets which remains in existence on the date hereof;

(d) the creation of any contingent liabilities incurred by the Company with respect to the obligations of any other Person;

(e) any purchase, sale, lease, assignment, transfer or other disposition, or any agreement or other arrangement for the purchase, sale, lease, assignment, transfer or other disposition, of any part of the Company's properties or assets, other than purchases in the ordinary course of business, except for fixed assets purchased or other capital expenditures made in amounts not exceeding $25,000 for any single item and $100,000 in the aggregate for all such items;

(f) any damage, destruction or loss not covered by insurance, having a Material Adverse Effect;

(f) any labor trouble or claim of unfair labor practices involving the Company having a Material Adverse Effect;

(h) any material change with respect to the Company's management or supervisory personnel;

(i) any amendment or other change (or any authorization to make such an amendment or change) to the Company's Charter or by-laws, except as required in connection with the consummation of the transactions contemplated hereby;

(j) any cancellation, waiver, compromise or release of any right or claim either involving more than $25,000 or outside the ordinary course of business consistent with prior practices;

(k) any cancellation, termination, modification, or acceleration by any party to any contract, license, lease or agreement involving more than $25,000 to which any of the Company is a party or by which it is bound, except in the ordinary course of business; or

(l) any cancellation, suspension, termination or any other adverse administrative, regulatory or judicial action with respect to any Environmental Permit or other permit necessary for the continued operation of the Business the effect of which will have a Material Adverse Effect.

4.4 Title, Sufficiency and Condition of the Purchased Assets. Except as set forth on Schedule 4.4 the Company has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, and at the Closing free and clear of all Liens, except such easements, rights of way, restrictions, zoning and building laws of record. The sale and delivery of the Purchased Assets to the Buyer pursuant hereto shall vest in the Buyer good and marketable title thereto, free and clear of any and all Liens, other than as disclosed in Schedule 4.4 hereto, or easements, rights of way, restrictions, zoning and building laws of record or as may be created by the Buyer. The Company owns or leases all real, personal, tangible and intangible property and assets necessary for the conduct of their respective businesses as such businesses are presently conducted and are proposed to be conducted, and all such property and assets are included in the Purchased Assets. All tangible properties and assets owned or leased by the Company and contained in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, have been well maintained, and conform with all applicable laws, statutes, ordinances, rules and regulations, the failure of which would not have a Material Adverse Effect.

4.5 Real Estate.

(a) Schedule 4.5(a) attached hereto lists and describes briefly all real property owned by the Company. With respect to each such parcel of owned real

property: (i) there are no pending or, to the Knowledge of the Company and Parent, threatened condemnation proceedings relating to such real property; and (ii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately.

(b) Schedule 4.5(b) lists and describes all real property leased or subleased to the Company. The Company has good and marketable leasehold interests in, and enjoys peaceful and quiet possession of, all of the real property described in each lease and sublease set forth on Schedule 4.5(b).

4.6 Intellectual Property. All patents, patent applications, proprietary designs, copyrights, software, which are owned by or licensed to the Company are listed in Schedule 4.6 attached hereto ("Company Intellectual Property"). To the Company's and Parent's Knowledge, none of the Company Intellectual Property violates any license or infringes any intellectual property rights of any other party. Except as set forth on Schedule 4.6, the Company has not received any communications alleging that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. To the Knowledge of the Company and Parent, the Company Intellectual Property constitutes all of the intellectual property that is material to the conduct of the Business as now conducted or proposed to be conducted. To the Company's Knowledge, all software used by the Company is used in accordance with all applicable contracts or licenses. The Company has paid all amounts required to be paid in connection with all software used by the Company. For a period of 30 days after the Closing the Company and the Parent will allow the Buyer access to its Soloman and Enviroware software database only as it applies to the Purchased Assets of the Company; and, if requested in writing by Buyer, the Company and the Parent shall use their reasonable efforts to assist the Buyer, at Buyer's sole cost and expense, to utilize for an additional 90 days thereafter the Soloman and Enviroware software database as it applies to the Purchased Assets of the Company. Notwithstanding anything herein to the contrary, the Buyer shall not have any access to such data, database or software applicable or related to or used in connection with the Parent or any activities of any of the other subsidiaries of the Parent.

4.7 Contracts. Except for contracts, commitments, leases, licenses, plans and agreements described in Schedules 4.3, 4.6 or 4.7 attached hereto, the Company is not a party to or subject to:

(a) any plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits retirement payments, profit sharing, stock appreciation, collective bargaining or the like, or any contract or agreement with any labor union;

(b) any employment or consulting contract or contract for personal services involving more than $25,000 individually not terminable at will by the Company without penalty to the Company;

(c) any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service involving more than $10,000 each and which in the aggregate do not exceed $50,000, other than purchase orders entered into in the ordinary course of business;

(d) any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business, for a price in excess of $10,000;

(e) any confidentiality agreement or any non-competition agreement or other contract or agreement containing covenants limiting the Company's freedom to compete in any line of business or in any location or with any Person;

(f) any license agreement (as licensor or licensee) (other than shrink wrap licenses);

(g) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or Indebtedness for borrowed money to any Person; and

(h) any agreement of guaranty, indemnification, or other similar commitment with respect to the obligations or liabilities of any other Person (other than lawful indemnification provisions contained in the Charters and by-laws of the Company.

Copies of all such contracts, commitments, plans, leases, licenses and agreements have been provided or made available to the Buyer prior to the execution of this Agreement, and all such copies are true, correct and complete and have been subject to no amendment, extension or other modification as of the date hereof, except such as are described in any of Schedules 4.3, 4.7 or 4.11. Except as set forth in Schedule 4.7 and approvals or consents by the appropriate governmental authorities necessary to transfer the Purchased Assets and the Business to the Buyer as required by applicable Environmental Laws, no consent, permit, license, authorization or approval form, or filing or registration with, or the giving of notice to, any public body or authority, or other person or entity (including, without limitation, any party (other than the Company) to any real property lease, capital lease, agreement or contract), is required to be obtained or made in connection with the execution, delivery and performance by the Company of this Agreement or any other agreement, document instrument or certificate to be delivered by or on behalf of the Company in connection therewith.

4.8 Customers. Schedule 4.8 attached hereto sets forth (i) the ten (10) largest customers of the Company for the period from January 1, 2007 to December 31, 2007 (the "Largest Customers") and (ii) the ten (10) largest suppliers of the Company (the "Largest Suppliers").

4.9 Permits.

(a) Except as disclosed in Schedule 4.9, the First Consent Order and the Second Consent Order, the Company has all licenses, permits, Environmental

Permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct the Business as currently conducted without incurring any material liability, the failure of which would have a Material Adverse Effect ("Necessary Permits"). The Company is in Compliance with the terms and conditions of all Necessary Permits, the failure of which would have a Material Adverse Effect.

4.10 Taxes. The Company files consolidated federal income tax returns with the Parent and the Parent's other Subsidiaries, and has filed all Tax Returns that the Company was required to file. All Taxes owed by the Company have been paid (whether or not shown on any Tax Return). The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. To the Company's and Parent's Knowledge, no Claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. Neither the Company nor Parent is aware of any dispute or Claim concerning any liability for Taxes of the Company.

4.11 Environmental Matters. Except as disclosed on Schedule 4.11 or 4.13 or the First Consent Order or the Second Consent Order, (i) the use and operation by the Company of the Facility used in the Business will be on the Closing Date, in Compliance with all Environmental Laws, the failure of which would result in a Material Adverse Effect, and (ii) no Environmental Action has been filed, commenced, or, to the Knowledge of the Company, and Parent, threatened with or against any of them or any Predecessor alleging any failure so to comply, which would have a Material Adverse Effect. Except as disclosed on Schedule 4.11 or 4.13 or the First Consent Order or the Second Consent Order, the Company has received all Environmental Permits required to allow it to conduct the Business and is in Compliance with such Environmental Permits, the failure of which would result in a Material Adverse Effect. Except as disclosed in Schedule 4.11, there are no underground fuel or other storage tanks located at any of the facilities of the Company. The Company owes no deductibles, fees, fines, levies or assessments associated with the existence or validity of its Environmental Permits; and, except as disclosed on Schedule 4.11 or 4.13 or the First Consent Order or the Second Consent Order, to the Knowledge of the Company, the Company (i) is in Compliance with any and all deadlines for the filing of any reports, notices, summaries, assessments or forms required by its Environmental Permits or any Environmental Laws; and (ii) is in Compliance with any and all recordkeeping, monitoring, assessing, reporting and document filing requirements of its Environmental Permits or any Environmental Laws. There are no pending or threatened Environmental Permit violations, notices of violation, certificates of operation or assessments pertaining to the environmental Compliance or conditions of the Facility owned, occupied or leased by the Company known to the Company and Parent, other than those set forth on Schedule 4.11 or 4.13 or the First Consent Order or the Second Consent Order.

4.12 Employees. Schedule 4.12 attached hereto sets forth a true and complete list of all employees of the Company including each such employee's job title,

remuneration and duration of employment period. The Company is not a party to, and none of its employees is subject to, any collective bargaining agreement or other union contract, other than as disclosed in Schedule 4.12. To the Knowledge of the Company, the Company is in Compliance with applicable federal, state and local laws affecting labor, employment and employment practices, including terms and conditions of employment and wages and hours, the failure of which would have a Material Adverse Effect.

4.13 Litigation. Except as disclosed on Schedule 4.13 attached hereto, the First Consent Order or the Second Consent Order, (a) there is no Claim pending or, to the Knowledge of the Company and Parent, threatened by, against, affecting or regarding the Purchased Assets, the Business, the Facility or the Company at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, the effect of which would have a Material Adverse Effect, and (b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against or affecting the Purchased Assets, the Business, or the Company.

4.14 Insurance. Schedule 4.14 attached hereto sets forth a summary of all insurance policies (including policies providing property, casualty, liability, and workers' compensation coverage, and bond and surety arrangements) to which the Company is currently a party, a named insured, or otherwise the beneficiary of coverage. The Company has not received any notice, and to the Knowledge of the Company and Parent, is not aware, of any threatened termination of, any insurance policy set forth on Schedule 4.14.

4.15 Brokers. Except for Wedbush Morgan Securities, none of the Company, Parent, or anyone acting on their behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the sale of the Common Stock, this Agreement or the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and Parent as of the date hereof as follows:

5.1 Organization and Qualification. The Buyer is an Oklahoma corporation duly organized, validly existing and in good standing under the laws of Oklahoma, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted.

5.2 Authority; No Violation. The Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement of the Buyer has been duly and validly authorized and approved by all necessary corporate action on the

part of the Buyer and this Agreement constitutes the legal and binding obligation of the Buyer, enforceable against each of the Buyer in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. Assuming the accuracy of the representations and warranties of the Company and the Parent hereunder, the entering into of this Agreement by each of the Buyer does not, and the consummation by the Buyer of the transactions contemplated hereby will not, violate the provisions of (a) any applicable laws of the United States or any other state or jurisdiction in which the Buyer does business; (b) the Charter or by-laws of the Buyer; (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Buyer under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Buyer is a party or by which it is bound, or to which any property of the Buyer is subject; or (d) give to any third party any interest or rights, including rights of termination of cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of Buyer, which would have a Material Adverse Effect.

5.3 Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of Buyer's obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental agency or authority.

5.4 Litigation. There are no claims, suits, actions or proceedings pending or to Buyer's knowledge, threatened against Buyer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

5.5 Brokers. Buyer has not retained the services of any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Covenants of the Company and Parent. Subject to the terms and limitations of this Agreement, the Company and Parent shall keep, perform and fully discharge the following covenants and agreements:

(a) Interim Conduct of Business. From the date hereof until the Closing, the Company shall operate the Business as a going concern consistent with prior practice and in the ordinary course of business (except as may be authorized pursuant to this Agreement or as set forth on Schedule 6.1(a) hereto).

(b) Access. The Company shall, upon reasonable notice, give the Buyer and its representatives, upon adequate notice access to all properties, assets, books, contracts, commitments and records of the Company during reasonable business hours and shall promptly furnish the Buyer with all financial and operating data and other information as to the history, ownership, business, operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company as the Buyer may from time to time reasonably request.

(c) Retained Liabilities. From and after the date hereof Date and following the Closing, the Company shall pay, perform and discharge all of the Retained Liabilities as they come due.

(d) Satisfaction of Conditions. The Company and Parent shall use their reasonable efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 7.1 herein on or prior to the Closing Date.

(e) Non-Solicitation of Employees. For the period beginning on the Closing Date and ending on the date two (2) years after the Closing Date (the "Non-Solicitation Period"), each of Parent and the Company shall not, and shall not permit any of their respective Affiliates (collectively, the "Restricted Parties" and individually, a "Restricted Party"), for its own benefit: (i) solicit any of the then present officer, director, executive or employee of Buyer to leave his employment; or (ii) hire or cause to be hired, any of the then present officer, director, executive or employee of Buyer; except nothing contained herein shall limit the Company, Parent or any of their Affiliates from employing during the Non-Solicitation Period any such officer, director, executive or employee who has terminated his/her employment or office with the Buyer and thereafter solicits the Company, Parent or any of their Affiliates for employment.

(f) Non-Solicitation of Customers. During the Non-Solicitation Period, none of the Restricted Parties shall solicit any of the Company's customers as of the date of Closing located within a two hundred and fifty mile radius of the Facility to terminate or curtail its business relationship with the Buyer, provided, however, nothing contained in this section shall limit or prohibit a Restricted Party from, directly or indirectly, soliciting any customer or potential customer for work that relate to or in connection with (i) work or services, either as a contractor or a subcontractor, at, on or for facilities owned or operated by the U.S. Department of Defense ("DOD") or U.S. Department of Energy ("DOE"); (ii) radioactive waste; (iii) mixed waste, which is waste containing both hazardous waste and radioactive waste; (iv) remediation or other services for or on or at governmental or other facilities similar to that presently being conducted by any of the Restricted Parties; or (v) for work or services consistent with or related to or similar to that work or services that such Related Party is performing for any of such customer as of the Closing Date.

(g) Acknowledgements. Each of Parent and the Company acknowledges that: the above covenants are manifestly reasonable on their face. The parties expressly agree that the restrictions set forth in Sections 6.1(e) and (f) have been designed to be reasonable and no greater than is required for the protection of Buyer and

are a significant element of the consideration hereunder. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.1(e) and (f) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(h) No Solicitation, Confidentiality, Etc. Prior to the termination of this Agreement pursuant to Article VIII hereof, neither the Company, Parent or any of their respective agents, representatives, employees, officers and/or directors will, unless the Board of Directors of the Company or the Parent determines in good faith that such action is required for such Board of Directors to fulfill such Board of Directors' fiduciary duties and obligations under the laws of Oklahoma and/or Delaware, whichever is applicable, as advised by counsel to the Company or the Parent and the Company gives prior written notice of such actions: (i) solicit or negotiate with respect to any inquiries or proposals relating to (x) the possible direct or indirect acquisition of any equity security of the Company or of all or a portion of the Purchased Assets or the Business or (y) any merger, consolidation, joint venture or business combination with the Company, or (ii) discuss or disclose either this Agreement or other confidential information pertaining to the Company or with any Person (except as may be required by law or except as may be required in connection with the transactions contemplated by this Agreement to Affiliates, officers, directors, employees and agents of the Company) without the prior written approval of the Buyer. The Buyer acknowledges that the prior distribution of material regarding the Company to interested parties shall not be deemed to violate this Section 6.1(h). The Company and Parent shall advise such parties of the existence of this Agreement and shall refrain from entering into further discussions with such parties concerning the sale of the Company to the extent otherwise prohibited by the first sentence of this Section 6(h).

(i) Lien Searches. Prior to the Closing, the Company shall conduct, or cause to be conducted by a nationally recognized service company, as of a date or dates as late as reasonably practicable prior to the Closing Date, a lien search, including without limitation security interests and other notice filings under the Uniform Commercial Code, Tax liens, and judgment liens, of record in each jurisdiction where assets of the Company are located or in which the Company conducts the Business upon, against or affecting the Purchased Assets. The results of such lieu search shall be delivered to the Buyer within ten (10) days prior to the Closing.

(j) Further Assurances. Each of the Company and Parent shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

6.2 Covenants of the Buyer. Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

(a) Satisfactory Conditions. Buyers shall comply with all of the conditions of Section 7.2 and accomplish to the satisfaction of the Company and Parent of the conditions precedent to Closing contained in Section 7.2 below on or prior to the Closing Date.

(b) Further Assurances. Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Parent and the Company to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

(c) Assumed Liabilities. From and after the Closing, the Buyer shall pay, perform and fully discharge all of the Assumed Liabilities as they become due.

(d) Evidence of Title. Buyer shall obtain, at Buyer's sole cost and expense, an owner's title commitment and owner's title insurance issued by a title company, which title insurance company shall be reasonably satisfactory to the Company and the Parent, showing that the Company has marketable fee simple title to the real property on which the Facility is located, free and clear of all liens and encumbrances except such liens, mortgages, pledges, security interest, charges, and claims set forth on Schedule 6.2(e) and the rights of way, restrictions, easements and zoning matters of record (collectively, the "Permitted Liens"). The title insurance commitment shall state affirmatively that all parcels of such real property which abut one another are contiguous, without gaps or gores; that on the date of the Closing, such real property shall have direct access to a physically open and publicly dedicated highway that abuts the real property, and any other reasonable coverage or endorsements which Buyer may reasonably require. The title insurance commitment shall fully and completely disclose all easements, negative or affirmative, rights-of-way, ingress or egress and any other appurtenances to the real property, and shall provide insurance coverage in respect of all such appurtenant rights. The title insurance commitment shall include the results of a special tax search and examination for any financing statements filed of record which affect the real property.

Ten (10) days prior to Closing and at the Closing, Buyer shall obtain endorsements to the title insurance commitment updating the title insurance commitment to the respective date which must disclose no change in the state of the title to the real property (if any change is so disclosed, Buyer shall have all of the rights set forth in the immediately following paragraph in this Section to the extent that Buyer deems any of such changes objectionable).

If the title insurance commitment or any endorsement thereto or any other title evidence obtained by the Buyer prior to the Closing (including, without limitation, the Survey) reveals any matter, other than the Permitted Liens (except such mortgages securing borrowed money, which the Company and/or the Parent shall have removed or

released at or prior to the Closing), which is objectionable to Buyer in its sole discretion, or conditions that are standard in a title commitment or endorsement thereof, Buyer may give the Company written notice thereof and, thereupon, the Company, within ten (10) days, shall use its reasonable efforts to remedy or remove any such matter or, if Buyer agrees, in its sole discretion, to accept such title insurance coverage, to obtain title insurance against the same. If the Company is unable to remedy, remove or obtain title insurance (which title insurance shall have been approved by Buyer in its sole discretion) against the matter during said day period, Buyer shall have the option of either (i) terminating this Agreement, in which event the Buyer, the Company and the Shareholder shall be released from further liability and responsibility hereunder, except for Sections 6.3, 8.2, 10.1, 10.2, 10.3, 10.4, 10.6, 10.7 and 10.8, or (ii) taking title to the real property subject to said matter.

As of the date of the Closing, the Company shall pay all delinquent taxes attributable to the real property together with penalties and interest thereon. The Company shall also pay all unpaid real estate taxes not yet due for years prior to the Closing and a portion of such taxes for the year of the Closing, prorated through the date of the Closing, and any recoupment of prior taxes that is or will be payable based upon the termination of any prior reduction or exemption relating to agricultural use or otherwise. The proration of undetermined taxes shall be based on a 365-day year and on the most recently available information on tax rate and using the portion of the Purchase Price which is allocated to the real property for valuation. This proration shall be final.

At the Closing: (i) Buyer shall obtain from the title company issuing the title insurance commitment a "marked-up" title insurance commitment or proforma title insurance policy in conformance with the requirements of this Section, together with such endorsements as Buyer may reasonable request in its sole discretion; (ii) the Buyer shall pay the cost (including all commitment fees, premiums, endorsements, update and search fees) for an owner's policy of title insurance to be issued to Buyer pursuant to said "marked up" title insurance commitment or proforma title insurance policy; and (iii) Buyer shall pay all such costs incurred in the issuance of a loan title insurance policy for the protection of Buyer's lender, if any.

(e) Survey. Buyer shall obtain, at the Company's sole cost and expense, a survey drawing and legal description of the real property prepared by a surveyor registered and licensed in Oklahoma (the "Survey"). The Survey shall be an ALTA/ACSM land title survey prepared in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA, ACSM and NSPS in 2005, including the certification set forth therein, which certification shall be given to Buyer, the title company issuing the title insurance commitment and title policy described above. Each easement and right-of-way shall be identified by reference to the recorded document that created or reserved the easement or right-of-way, and the Survey shall confirm that there are no encroachments from or upon any abutting property. The legal description shall also be the legal description used in the Special Warranty Deed for conveyance of the real property hereunder, the title insurance commitment and policy described above.

6.3 Covenants of Parent, Company and Buyer.

(a) Confidentiality; Access to Information. Each party agrees to maintain in confidence any information that has been identified as non-public information and received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (a) information which was known to the one party or their respective agents prior to receipt from the other party; (b) information which is or becomes generally known; (c) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law. In the event this Agreement is terminated in accordance with the terms of this Agreement, each party (x) will return, destroy or cause to be returned or destroyed to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (y) will use commercially reasonable efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

(b) Release of Financial Assurance. The parties shall have secured a release at the Closing from the appropriate governmental authorities of any financial assurance obligations provided by Company or the Parent in connection with the operation of the Business and/or the Facility.

(c) Regulatory Approvals. The Company and the Buyer shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any federal, state or local governmental regulatory or administrative agency or authority with respect to the transactions contemplated by this Agreement (if any), and to submit promptly any information requested by any such governmental agency or authority to the extent that Buyer and Company jointly determine it is reasonable and prudent to do so. Without limiting the generality of the foregoing, the Company and Buyer shall, promptly after the date of this Agreement, prepare and file any and all notifications and certifications required under the applicable federal and state Environmental Law and, if required, bulk transfer or similar state statute. From and after the date hereof through to the Closing Date and following the Closing the Company will use its reasonable efforts to effect the transfer to the Buyer of all of the Necessary Permits and all other permits, licenses, and leases which are associated with the Business as presently conducted, to the extent the same are by their terms transferable. The Company and Buyer shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any governmental filing. In addition, except as may be prohibited by any federal, state or local governmental agency or authority or by any Legal Requirement, each of the Company and Buyer agrees to permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any federal,

state or local governmental agency or authority in connection with any such legal proceeding.

(d) Books and Records. For a period of four (4) years commencing on the Closing Date, or for such longer period as may be required by applicable law, the Company and the Buyer shall make all such books and records relating to the Company and/or the Purchased Assets generated in connection with or related to activities of the Company or the Business as of or prior to the Closing Date available for inspection and copying by the other party and its representatives during regular business hours upon two (2) Business Days' prior notice.

(e) First Consent Order and Second Consent Order. The Buyer shall comply with, and shall not violate, any of the terms, provisions, restrictions and limitations contained in the First Consent Order and Second Consent Order; provided, however, that the Company shall as of the Closing lock the Injection Well located on the Facility and thereafter plug and close, at the Company's expense, the Injection Well pursuant to the terms and provisions of the Second Consent Order. Until the Injection Well is plugged and closed by the Company, the Buyer shall not, and shall not allow any employee or any other party, to unlock the Injection Well or to use or operate the Injection Well in any manner whatsoever.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Obligations of Buyer. The obligations of the Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of the Company and Parent contained in this Agreement shall remain true and correct at the Closing Date as fully as if made on the Closing Date; the Company and Parent shall have performed, on or before the Closing Date, all of their respective obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed on or before the Closing Date; and the Company and Parent shall have delivered to the Buyer an Officer's Certificate dated the Closing Date of the Company and Parent to such effect.

(b) No Pending Action. After the execution of this Agreement, no legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, in the reasonable judgment of the Buyer

could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Purchased Assets).

(c) Purchase Permitted by Applicable Laws; Legal Investment. The Buyer's purchase of and payment for the Purchased Assets (i) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, and (ii) shall not constitute a fraudulent or voidable conveyance under any applicable law.

(d) Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Purchased Assets, and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Buyer. The Buyer and its counsel shall have received copies of such documents and papers as each of the Buyer or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to the Buyer. Any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by the Buyer in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to the Buyer.

(e) Consents - Permits. The Company shall have received (and there shall be in full force and effect) all material consents, approvals, licenses, permits, Environmental Permits, Necessary Permits, orders and other authorizations necessary or appropriate to operate the Business, the Facility and the Purchased Assets, and the Company and Buyer shall have made all necessary disclosures and filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance, order, decree, agreement, regulation or rule to transfer or re-issue such Environmental Permits, Necessary Permits and other authorizations to Buyer in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets set forth on Schedule 7.1(e) and all such Environmental Permits, Necessary Permits and other authorizations shall have been transferred to or re-issued to Buyer.

(f) Corporate Documents. Each of the Company and Parent shall have delivered to the Buyer:

(i) an Officer's Certificate of the Secretary of the entity certifying (x) the incumbency and genuineness of signatures of all officers of the entity, as the case may be, executing this Agreement, any document delivered by the entity at the Closing and any other document, instrument or agreement executed in connection herewith, (y) the truth and correctness of resolutions of the entity authorizing the entry by the entity into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of its by-laws;

(ii) the Charter of the entity certified as of a recent date by the state of its incorporation; and

(iii) certificates of corporate and tax good standing and legal existence of the entity as of a recent date from the state of its incorporation and the state(s) in which it is qualified to do business.

(g) Transfer of Purchased Assets. Good title to all of the Purchased Assets shall have been effectively sold, transferred, conveyed and assigned to the Buyer, free and clear of all Liens (other than Liens relating to Assumed Liabilities and all rights of way, restrictions, easements and zoning matters of record and such other title exceptions that are standard in a standard title policy or commitment), and all of the requisite and necessary deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents shall have been executed, delivered and, if appropriate, filed or recorded.

(h) Bill of Sale. The Company shall have executed the Bill of Sale.

(i) Special Warranty Deed. The Buyer shall have executed the Special Warranty Deed.

(j) Transfer of Necessary Permits. All of the Necessary Permits (including, without limitation, any Environmental Permit) shall have been transferred to or obtained by the Buyer on or before the Closing Date.

(k) Opinion of Counsel. The Buyer shall have received a favorable opinion, dated the Closing Date and satisfactory in form to the Buyer and its counsel, from Conner & Winters, LLP, counsel to the Company and Parent.

(l) FIRPTA Certificate. The Company shall prepare and deliver to the Buyer a FIRPTA Certificate in substantially the form of Exhibit E attached hereto.

7.2 Conditions to Obligations of the Company and Parent. The obligations of the Company and the Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of the Buyer in this Agreement shall remain true and correct at the Closing Date, and the Buyer shall, on or before the Closing Date, have performed all of their obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed by it on or before the Closing Date; and the Buyer shall have delivered an Officer's Certificate to the Company dated the Closing Date to such effect.

(b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall

have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, was not known by the Company or Parent on the date hereof or which could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Purchased Assets) or result in a Material Adverse Effect.

(c) Purchase Permitted by Applicable Law. The consummation of the transactions contemplated by this Agreement shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation.

(d) Payment of Purchase Price. The Buyer shall have delivered via check the Purchase Price to the Company.

(e) Agreement. The Buyer shall have taken any and all actions and delivered any and all documents as required of it under this Agreement to the reasonable satisfaction of the Company and Parent and its counsel.

(f) Opinion of Counsel. The Company and Parent shall have received a favorable opinion dated the Closing Date and satisfactory in form to the Company and Parent and its counsel from L. FRED COLLINS, P.C., counsel to the Buyer.

(g) Assumption and Payoff of Equipment Leases. Buyer will assume and payoff the amounts due and only use those equipment leases set forth on [Schedule 7.2(g)] attached hereto in accordance with the payoff letters provided to Buyer by the Company three (3) Business Days prior to the Closing Date.

(h) No Threatened or Pending Litigation. There shall be no suit, action or other proceeding, or injunction or final judgment relating thereto, pending or, to the knowledge of Seller, the Shareholder or Purchaser, threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation shall be known by Purchaser to be ongoing that might result in any such suit, action or proceeding.

(i) Approvals, Consents and Waivers. The parties hereto shall have obtained all approvals, consents and waivers from governmental and other regulatory agencies (including, without limitation, those required under any and all applicable Environmental Laws) which, in the reasonable judgment of the Company and the Parent are necessary or required to consummate this Agreement and the transactions contemplated hereby.

(j) Second Consent Order. The ODEQ shall have approved in writing the Company's Motion to Change Parties substituting the Buyer for the Company in all respects in connection with and under the Second Consent Order, effective as of the Closing, all in form and substance satisfactory to the Company and the Parent.

(k) Lender Approval. The Parent's and the Company's lender shall have approved the transactions contemplated by this Agreement and released all of its liens on the Purchased Assets.

(l) Financial Assurance. The Buyer shall have deposited with the ODEQ funds or bond in an amount as required by the ODEQ necessary to satisfy the financial assurance of the Buyer in order to operate the Business and the Facility pursuant to applicable Environmental Laws,

(m) Release of Company and Parent's Financial Assurance. The ODEQ shall have released the Company and the Parent in all respects from their financial assurance obligations relating to the Business and Facility as deposited with the ODEQ.

(n) Corporate Documents. The Buyer shall have delivered to the Company and the Parent:

(i) an Officer's Certificate of the Secretary of the entity certifying (w) the incumbency and genuineness of signatures of all officers of the entity, as the case may be, executing this Agreement, any document delivered by the entity at the Closing, and any other document, instrument, or agreement executed in connection herewith, (x) certifying as to resolutions of the Board of Directors of the Buyer approving the execution, delivery and performance to this Agreement, with a copy of such resolutions attached thereto, (y) the truth and correctness of resolutions of the entity authorizing the entry by the entity into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of its by-laws;

(ii) the Charter of the entity certified as of a recent date by the state of its incorporation;

(iii) certificates of corporate and tax good standing and legal existence of the entity as of a recent date from the state of its incorporation and the state(s) in which it is qualified to do business.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time prior to the Closing:

(a) Mutual Consent. By mutual written consent of the Buyer and Parent;

(b) Outside Date. By any party, if the Closing shall not have occurred, through no fault of such party, on the original Closing Date or the earlier of (i) on such other mutually agreed upon date on or before June 30, 2008 (ii) or within five (5)

business days of the date that the last Environmental Permit, Necessary Permit or other authorization has been transferred or re-issued to Buyer. (the "Outside Date").

(c) Court Order. By the Buyer or Parent and Company if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(d) Termination by Buyer. By Buyer by notice to Parent and the Company at any time after the Outside Date if (i) a condition to the performance of Parent and the Company set forth in Section 7.1 hereof shall not be fulfilled at the time specified for the fulfillment thereof, (ii) a default under or a breach of this Agreement shall be made by Parent and the Company that is not cured to the satisfaction of the Buyer within thirty (30) days of notification thereof, or (iii) any representation or warranty set forth in this Agreement shall be false or misleading.

(e) Termination by Parent. By Parent by notice to Buyer at any time after the Outside Date if (i) a condition to the performance of Buyer set forth in Section 7.2 hereof shall not be fulfilled at the time specified for the fulfillment thereof, (ii) a default under or a breach of this Agreement shall be made by Buyer that is not cured to the satisfaction of the Parent within thirty (30) days of notification thereof, or (iii) any representation or warranty of Buyer set forth in this Agreement shall be false or misleading.

8.2 Effect of Termination and Right to Proceed. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.3(a), 8.2, 10.1, 10.2, 10.3, 10.4, 10.6, 10. 7 and 10.8. In addition, anything in this Agreement to the contrary notwithstanding, if any of conditions to obligations specified in Section 7.1 hereof have not been satisfied, the Buyer, in addition to any other rights which it may have, shall have the right to waive its rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby and, if any of the conditions to the obligations of the Company and Parent specified in Section 7.2 hereof have not been satisfied, the Company and Parent in addition to any other rights which may be available to them, shall waive their rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. Each and every covenant, representation and warranty set forth in this Agreement shall survive until the second anniversary of the Closing Date. The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by an Indemnitee shall not be limited or otherwise affected by or as a result of any information

furnished to, or any investigation made by or knowledge of, any of such party or any of its Affiliates, agents and/or representatives. The parties recognize and agree that the representation and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party's knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or Compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Losses or other remedy based on such representations, warranties, covenants, and obligations. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

9.2 Indemnification by Parent and the Company. Subject to the terms, conditions and limitations set forth in this Article IX, Parent and the Company, jointly and severally shall indemnify, defend and hold the Buyer and its officers, directors, consultants, employees, owners, attorneys, agents, representatives and Affiliates (collectively the "Buyer Indemnitees"), harmless from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees and costs (except loss of profits or consequential damages suffered, incurred or to be suffered or incurred by the Buyer or any of the other Buyer Indemnitees) ("Buyer Losses"), in connection with any Buyer Losses which any Buyer Indemnitee may suffer or incur, resulting from, related to or arising out of any of the following: (i) any breach of a representation or warranty by the Company or the Parent set forth in the Agreement, (ii) nonfulfillment of any of the covenants of the Company or Parent in this Agreement (iii) any claims relating to the Retained Liabilities; and (iv) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims resulting from, arising out of or relating to any of the foregoing. No claim for indemnification, hold harmless or defense for Buyer Losses shall be made by any of the Buyer's Indemnitees against the Company or the Parent after the second anniversary of the Closing Date; except such claims resulting from the Company's or Parent's failure to pay or perform the Retained Liabilities, which claim must be made against the Company or the Parent prior to the expiration of the applicable statute of limitations period.

9.3 Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Article IX, the Buyer shall indemnify, defend and hold the Company and Parent, and their respective officers, directors, consultants, employees, owners, attorneys, agents and Affiliates (collectively, the "Company Indemnitees," and at times together with the Buyer Indemnitees, "Indemnitees"), harmless from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees and costs ("Company Losses," and at times together with Buyer Losses, "Losses"), in connection with any Company Losses which the Company Indemnitee may suffer or incur, resulting from, related to or arising out of any of the following: (i) any breach of a representation or warranty of the Buyer set forth in this Agreement; (ii) nonfulfillment of any of the covenants of the Buyer in this Agreement; (iii) any claims relating to any of the Assumed Liabilities; (iv) any claims relating to fraud or intentional misrepresentation on the part of the Buyer; (v) any claims relating to the Purchased Assets or the operation of the Business by Buyer which arise after the Closing Date; and (v) any and all actions, suits,

investigations, proceedings, demands, assessments, audits, judgments and claims resulting from, arising out of or related to any of the foregoing. No claim for indemnification, hold harmless or defense for any Company Losses shall be made by any of the Company Indemnitees against the Buyer after the second anniversary from the Closing Date; except for such claims relating to or resulting from the Buyer's failure to pay or perform any of the Assumed Liabilities, which claim must be made against the Buyer prior to the expiration of the statute of limitations period applicable to such Assumed Liability.

9.4 Notice and Opportunity to Defend.

(a) If an Indemnitee has incurred or suffered Losses for which it may be entitled to indemnification under this Article IX, such Indemnitee shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a "Claim Notice") within ten (10) business days of receiving such demand to Parent and the Company or the Buyer (as the case may be) (the "Indemnifying Party"). Each Claim Notice shall state the amount of claimed Losses (the "Claimed Amount"), if known, and the factual background and basis for such claim in reasonably sufficient detail so as to enable the Indemnifying Party to understand and respond to the Claim Notice as provided in Section 9.4(b) below.

(b) Except as set forth in clause (iv) herein, within twenty (20) Business Days after delivery of a Claim Notice, the Indemnifying Party shall provide to the Indemnitee a written response (the "Response Notice") in which the Indemnifying Party shall: (i) agree that all of the Claimed Amount is owed to the Indemnitee, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is owed to the Indemnitee, (iii) contest that any of the Claimed Amount is owed to the Indemnitee, or (iv) request additional information that the Indemnifying Party believes in good faith it needs to respond to the Claim Notice, which request must be made within ten (10) Business Days after the Indemnifying Party's receipt of the Claim Notice. In the event the Indemnifying Party requests further information pursuant to the foregoing clause (iv), the Indemnitee shall provide the additional information, if any, within ten (10) Business Days, and the Indemnifying Party shall then respond as provided in the foregoing clauses (i), (ii) or (iii) within ten (10) Business Days after receipt of such additional information or notice from the Indemnitee that no further information exists. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Indemnitee is entitled to indemnification under this Article IX. If no Response Notice is delivered by the Indemnifying Party within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnitee; provided, however, that the failure to adhere strictly to the timing provided herein shall not be a waiver of any indemnification claim or defense, except to the extent such failure causes prejudice to the other party.

(c) If the Indemnifying Party in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnitee, the Indemnifying Party shall promptly (and in any event within five (5) Business Days) pay

the Claimed Amount to the Indemnitee. If the Indemnifying Party in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee, the Indemnifying Party shall promptly (and in any event within five (5) Business Days) pay to the Indemnitee, directly, an amount equal to the Agreed Amount set forth in such Response Notice. Acceptance by the Indemnitee of part payment of any Claimed Amount shall be without waiver to that Indemnitee's right to claim and the Indemnifying Party's obligation to pay the balance of any such Claimed Amount that is due the Indemnitee. If the Indemnifying Party in the Response Notice contests all or part of the Claimed Amount (the "Contested Amount"), the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within twenty (20) days, either may commence a lawsuit or other appropriate proceeding in a court of competent jurisdiction.

(d) The Indemnitee shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article IX may be sought; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability for Losses hereunder except to the extent of any Loss or material prejudice caused by or arising out of such delay. Within five (5) Business Days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnitee, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnitee. If the Indemnifying Party does not so assume control of such defense, the Indemnitee shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and counsel for the Indemnifying Party reasonably concludes that the Indemnifying Party and the Indemnitee have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of one counsel to the Indemnitee shall be considered "Losses" for purposes of this Agreement, whether or not the Indemnitee prevails in such action, suit or proceeding. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnitee shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable to withhold, condition or delay such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnitee for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnitee).

9.5 Limitations on Certain Indemnification Obligations.

(a) Basket. The Buyer Indemnitees shall not assert any indemnification claim under Section 9.2(i), and Company and Parent shall have no obligation to indemnify therefore, until the aggregate amount of all claims for Buyer Losses by the Buyer Indemnitees exceeds $25,000 (the "Basket Amount"), in which event Parent will be responsible for all amounts and the liabilities, including, without limitation, the Basket Amount, subject to the Cap (as such term is defined herein).

(b) Cap. The aggregate liability of the Company and the Parent for claims by any of the Buyers Indemnitees for any Buyer Losses arising pursuant to Section 9.2 shall not exceed $500,000 (the "Cap"), except that the Cap shall not apply in connection with any claim for Buyer Losses due to the Company's or Parent's failure to pay or perform the Retained Liabilities.

(c) Other Remedies. Nothing in this Agreement shall preclude an Indemnitee from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of an Indemnifying Party contained in this Agreement, subject to the limitations contained in Sections 9.5(a) and (b) above.

(d) Determination of Losses. Subject to the limitations contained in Sections 9.5(a) and (b) above, if an Indemnitee proceeds with the defense of any claim, pursuant to the terms of Section 9.4(d) hereof, all reasonable fees and expenses of one counsel for all Indemnitees relating to the defense of such Claim and/or the enforcement of its rights hereunder shall be deemed to be Losses for which such Indemnitee is entitled to indemnification hereunder whether or not the Indemnitee prevails in any such action, suit or proceeding. For purposes of this Article IX, "breach" shall be deemed to include any action, demand or claim by a third party against an Indemnitee which, if true, would give rise to a breach of a covenant, agreement, representation or warranty by an Indemnifying Party. Losses will be reduced by and to the extent that a party receives insurance proceeds under any insurance policies, risk sharing pools or similar arrangements maintained by each party in connection with any matter for which it claims indemnification, except to the extent that such receipt results in such party incurring any reimbursement obligation or any obligation for any retrospective insurance premium or similar chargeback.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses. Each of the parties hereto will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

10.2 Publicity and Disclosures. Prior to the Closing, no press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of Parent and the Buyer, except as otherwise required by law.

10.3 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by telecopy (receipt confirmed) to:

if to the Buyer:

A Clean Environment Company, Inc.
2071 Cimarron Road
Wilson, Oklahoma 73436
Telephone (580) 660-2347
Attention: Lonnie Edwards

with a copy to:

L. Fred Collins
L. Fred Collins, P.C.
11 N. Washington
P. O. Box 632
Ardmore, Oklahoma 73402
Telephone (580) 223-3952
Facsimile (580) 226-2528

if to Parent and the Company:

Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350
Attention: Dr. Louis F. Centofanti, Chairman,
President, and Chief Executive Officer
Facsimile Transmission Number: (770) 587-9937

with a copy to:

Conner & Winters, LLP
1700 One Leadership Square
211 North Robinson Avenue
Oklahoma City, Oklahoma 73102
Attention: Irwin H. Steinhorn, Esq.
Facsimile Transmission Number: 405-232-2695

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent two (2) days following the date on which mailed, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

10.4 Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed, except that the Company and Parent may not assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Buyer. The Buyer may assign its rights and obligations hereunder to one or more Affiliates of the Buyer.

10.5 Counterparts; Descriptive Headings; Variations in Pronouns. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

10.6 Severability; Entire Agreement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of the parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable. This Agreement, including the Schedules and Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by any of the parties hereto, have been expressed herein or in said Schedules or Exhibits. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, the Buyer and Parent.

10.7 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, subject to the limitations, restrictions or provisions contained in Article IX hereof.

10.8 Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this

Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.9 Tax Matters. The Company shall prepare and timely file any Tax Returns of Company for Tax periods which begin before the Closing Date and end as of the Closing Date. Such Tax Returns shall be prepared in a manner consistent with Parent and the Company's prior practice to the extent consistent with applicable law, provided that it is understood that the Company, Parent and their Affiliates file consolidated income tax returns provided that it is understood that Parent, the Company and their Affiliates file consolidated Tax Returns.

10.10 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA (EXCLUDING THE CHOICE OF LAW RULES THEREOF).

10.11 ARBITRATION. EACH OF THE BUYER, THE COMPANY AND PARENT HEREBY EXPRESSLY AGREE THAT ANY CLAIM OR DISPUTE CONCERNING QUESTIONS OF FACT OR LAW ARISING OUT OF OR RELATING TO THIS AGREEMENT, ITS PERFORMANCE, OR ALLEGED BREACH, WHICH IS NOT DISPOSED OF BY AGREEMENT OF THE PARTIES, SHALL BE SUBMITTED TO ARBITRATION PURSUANT TO RULES AND REGULATIONS OF THE AMERICAN ARBITRATION ASSOCIATION. ANY PARTY SEEKING SUCH ARBITRATION SHALL SUBMIT IN WRITING TO THE OTHER HAND, PARTY A DEMAND FOR ARBITRATION. UPON RECEIPT OF SUCH DEMAND THE PARTIES SHALL ATTEMPT TO JOINTLY AGREE ON THE SELECTION OF A SINGLE NEUTRAL ARBITRATOR WITHIN THIRTY DAYS THEREAFTER. IF, WITHIN THIRTY (30) DAYS AFTER SUCH WRITTEN DEMAND THE PARTIES DO NOT AGREE ON THE SELECTION OF A NEUTRAL ARBITRATOR, THEN THE PARENT, ON THE ONE HAND, AND BUYER, ON THE OTHER HAND, EACH SHALL APPOINT AN ARBITRATOR, NOTIFYING THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH ARBITRATOR. THE TWO ARBITRATORS SO APPOINTED SHALL THEREUPON SELECT THE THIRD ARBITRATOR. IF EITHER PARTY FAILS TO APPOINT AN ARBITRATOR AS HEREIN PROVIDED, OR SHOULD THE TWO ARBITRATORS SO NAMED FAIL TO SELECT THE THIRD ARBITRATOR AS HEREIN PROVIDED, OR SHOULD THE TWO ARBITRATORS SO NAMED FAIL TO SELECT THE THIRD ARBITRATOR WITHIN SIXTY (60) DAYS AFTER SUCH WRITTEN DEMAND OF APPOINTMENT, THEN, IN EITHER EVENT, THE PRESIDENT OF THE AMERICAN ARBITRATION ASSOCIATION OR ITS SUCCESSOR SHALL APPOINT SUCH ARBITRATOR. THE THREE ARBITRATORS SO SELECTED SHALL CONSTITUTE THE PANEL OF ARBITRATORS. THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE RULES AND REGULATIONS OF

THE AMERICAN ARBITRATION ASSOCIATION. ANY DECISION RENDERED THEREIN PURSUANT TO SAID RULES AND REGULATIONS SHALL BE FINAL AND CONCLUSIVE ON THE PARTIES, UNLESS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE BEEN FRAUDULENT, CAPRICIOUS, ARBITRARY, OR SO GROSSLY ERRONEOUS AS NECESSARILY TO IMPLY BAD FAITH. JUDGMENT ON AN AWARD RENDERED BY THE AMERICAN ARBITRATION ASSOCIATION MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE COST OF ARBITRATION, INCLUDING ADMINISTRATIVE FEES, FEES FOR A RECORD AND A TRANSCRIPT, AND THE ARBITRATOR'S FEES SHALL BE BORNE EQUALLY BY THE PARTIES TO THE ARBITRATION. EACH PARTY SHALL BEAR THE COST OF THE FEES CHARGED SUCH PARTY BY ITS OWN COUNSEL; PROVIDED, HOWEVER, THE ARBITRATOR OR ARBITRATORS, WHICHEVER IS APPLICABLE, SHALL HAVE THE RIGHT TO AWARD ATTORNEYS FEES TO THE PARTY DETERMINED BY THE ARBITRATOR OR ARBITRATORS TO BE THE PREVAILING PARTY.

10.12 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE COMPANY AND PARENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT, THE PURCHASED ASSETS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH OF THE COMPANY, PARENT AND BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE COMPANY, PARENT, AND BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS LEGAL COUNSEL; AND THAT EACH VOLUNTARILY WAIVES ITS OR HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE AND MAY ONLY BE MODIFIED IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE SHARES. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first set forth above.

BUYER:

A CLEAN ENVIRONMENT COMPANY, INC.

By: Lonnie Edwards
Lonnie Edwards
CEO & President

PARENT:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By: ____________________________
Name: __________________________
Title: ___________________________

COMPANY:

PERMA-FIX TREATMENT SERVICES, INC.

By: ____________________________
Name: __________________________
Title: ___________________________

IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first set forth above.

BUYER:

A CLEAN ENVIRONMENT COMPANY, INC.

By: ______________________________
Lonnie Edwards
CEO & President

PARENT:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By: [signature]
Name: LARRY MCNAMARA
Title: CHIEF OPERATING OFFICER

COMPANY:

PERMA-FIX TREATMENT SERVICES, INC.

By: [signature]
Name: LARRY MCNAMARA
Title: VICE PRESIDENT

K:\87034 Perma-Fix\0081 ACE\APA\ACE PermaFix APA Clean 4-30-08 doc

Exhibits

Exhibit A – Legal Description
Exhibit B – Bill of Sale
Exhibit C – Special Warranty Deed
Exhibit D – FIRPTA Certificate

Schedules

Schedule 2.1(a) – Equipment and Inventory
Schedule 2.1(b) – Purchased Assets (Contracts)
Schedule 2.3(e) – Liabilities
Schedule 4.3 – Absence of Certain Changes
Schedule 4.4 – Title, Sufficiency and Condition
Schedule 4.5(a) – Owned Real Property
Schedule 4.5(b) – Leased Real Property
Schedule 4.6 – Intellectual Property
Schedule 4.7 – Contracts
Schedule 4.8 – Customers and Suppliers
Schedule 4.9 – Permits
Schedule 4.11 – Environmental Matters
Schedule 4.12 – Employees
Schedule 4.13 – Litigation
Schedule 4.14 – Insurance
Schedule 6.1(a) – Interim Conduct of Business
Schedule 6.2(e) – Permitted Liens
Schedule 7.1(e) – Consents
Schedule 7.2(g) – Assumption and Payoff of Equipment Leases